Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the inclusion in this Registration Statement of Vallon Pharmaceuticals, Inc. on Form S-4 to be filed on or about December 22, 2022 of our report dated February 14, 2022, on our audits of the financial statements as of December 31, 2021 and 2020 and for each of the years then ended. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company's ability to continue as a going concern. We also consent to the reference to our firm under the caption “Experts” in this Registration Statement.

/s/ EisnerAmper LLP

EISNERAMPER LLP
Iselin, New Jersey
December 22, 2022